                                                                  EXHIBIT 10.41











                                  [COVER PAGE]















Letter Agreement between the Registrant and Jack W. Simpson, Sr., dated May 5, 1997, and associated addendum dated May 13, 1997.

                                                                 EXHIBIT 10.41


                             COMPENSATION TERM SHEET

JACK SIMPSON

        This offer sets forth the terms of our complete agreement and supersedes all prior communications and agreements, oral or written, concerning your employment. This agreement, upon mutual execution, will be binding upon you and Ross Technology, Inc. ("ROSS") until it is superseded by a more complete Employment Agreement (the "EA").

EMPLOYMENT AGREEMENT: Within six weeks of your date of hire the EA will be prepared for signing by ROSS and you. The term of the EA will be approximately four years, ending in the year 2001. The terms and conditions from this Compensation Term Sheet will be the basis of the EA. There will also be a few other items common to such agreements.

POSITION: President, Chief Executive Officer, and Member of the ROSS Board of Directors, and continuing Board membership subject to shareholder election. Excluding unforeseen events such as mental or physical health problems, the intent will be to retain you as the President and CEO. The Board will retain the right to delegate certain responsibilities to other executive officers.

DIRECT COMPENSATION:  $13,460 payable biweekly (approximately
$350,000 per year) with an annual review for merit purposes.

BONUS: A target bonus equal to 50% of direct compensation above based on meeting preassigned goals and objectives as set by the Board (i.e., meet-the-plan types of goals). This bonus has a cap of 100% of your direct compensation based on exceeding goals (the quantitative plan) by 50% and/or tied directly to stock value price. However, no bonus is payable unless a threshold value equal to 75% of plan is achieved. (Obviously, the Board could in its discretion award an extraordinary bonus if the minimums aren't met but we believe that an excellent effort was made).

EQUITY: We will recommend that the following stock options will be offered to you under the Company's Employee Stock Option and Restricted Stock Purchase Plan
2.0. The grant price for the options will be based on the ROSS stock price of the first day of your employment. These grants are subject to the approval of the ROSS Board of Directors and its shareholders. You may want private tax advice on accepting restricted stock or opting for specific wording on how vesting occurs.

        a. RESTRICTED STOCK: ROSS will grant 100,000 shares of restricted ROSS stock (at a purchase price of $0.05 per share) - or, if you prefer, non-qualified stock options - which will vest 50% on 4/1/98 and 50% on 4/1/99 assuming your hire date is in this quarter.

        b. NON-QUALIFIED STOCK OPTIONS: ROSS will grant options for 400,000 shares of ROSS common stock, 100,000 of these options will vest immediately and the remaining 300,000 options will vest monthly (6,250 per month) over the next four (4) years with a ten (10) year limit to exercise.

        c. PERFORMANCE SHARES: ROSS will grant 100,000 shares of restricted ROSS stock (at a purchase price of $0.05 per share) - or, if you prefer, non-qualified stock options - which will vest 50% when, for a period of ten (10) consecutive trading days, the average closing price ("FMV") of ROSS shares exceeds the referenced stock price on your hire date by $5 and another 50% when the FMV exceeds the referenced stock price at hire date plus $10 per share.

RETIREMENT: ROSS will fund a deferred annuity designed to replace your current SFA SERP plan which is targeted to yield approximately $150,000 per year at age
60. The above is a pre-tax number. We will work with William Mercer Co. to put such a plan in place and then we will begin funding. Premiums will be paid each quarter, as long as you are an employee, until the annuity is fully funded.

TRAVEL, MOVING AND LIVING EXPENSE: ROSS will reimburse you for direct expenses, up to a maximum outlay of $100,000 in connection with your relocation to Austin. This also includes expenses related to the sale and purchase of your primary residence.

AUTO ALLOWANCE: The allowance will be $1,000 per month with no tax gross up.

TERMINATION FOR CAUSE: There will be a definition of "cause" in the EA. It will be restricted to actions or events where you have responsibility and accountability. It will allow time for you to be properly alerted and given fair opportunity to explain or correct the stated cause.

TERMINATION WITHOUT CAUSE: If your employment is terminated without cause during the term of the EA, ROSS will continue to pay your biweekly direct compensation and to fund insurance and medical benefits for a period of 24 months provided you execute and observe hold-harmless and reasonable non-compete agreements. There will be no offsets for other earnings. Stock options, excluding the options or shares in EQUITY: c) PERFORMANCE SHARES above, will continue to vest for the twenty-four (24) month period.

INSURANCE: ROSS will replace your current life insurance policy based on 3X annual salary and bonus. ROSS may choose to structure this program as a SPLIT insurance package.

BENEFITS: You will be eligible for the standard ROSS vacation accrual, holiday schedule and benefits program. You will be eligible for five (5) weeks of vacation each year, prorated for 1997 from date of hire.

CHANGE OF CONTROL: In the event of a Change of Control of the Company, as defined in Attachment A, it is the intention and expectation that your remaining unvested stock options, excluding the options or shares in EQUITY; c) PERFORMANCE SHARES above, shall vest in full. The wording of Attachment A will appear in the agreement you will receive after final approval of the grants.

REPLACEMENT BONUS: Within thirty days of your hire date, ROSS will pay you $130,000 designed to offset the amount you forgo when leaving SFA.

OTHER PROVISIONS: The more complete EA anticipated by this agreement will include provisions for arbitration of any disputes between the parties.


Ross Technology, Inc.                                     ACCEPTED BY:


By: /s/ FRED T. MAY                                       /s/ JACK W. SIMPSON
   ----------------------                                 ----------------------
        Fred T. May                                       Jack W. Simpson
President, Chairman & CEO

                                                                 5/14/97
                                                                 Subject to the
                                                                 Addendum

                                  ATTACHMENT A

        3.1.4. In the event of a Change of Control of the Company (as defined below) or the sale of all or substantially all of the Company's assets, this Option shall vest in full immediately, notwithstanding the foregoing provisions of this Section 3. A "Change of Control of the Company" will be deemed to have occurred if (a) there has been a change in the identity of more than one half of members the Board of Directors over any six-month period (excluding any changes in Board members which are the result of one or more redesignations by Fujitsu Limited, a Japanese corporation or Sun Microsystems, Inc., a Delaware corporation, with respect to the individuals which represent them on the Board), or (b) the Company within any twelve-month period ceases to own more than one half of its gross assets (measured at the commencement of such period) by virtue of one or more bulk transfers of its assets (it being understood that sales or licensing of inventory in the normal course of the Company's business shall not constitute a "bulk transfer" for this purpose).

                             ROSS TECHNOLOGY, INC.

                                                                    May 13, 1997

Jack Simpson


Dear Jack:

The following information was prepared by Ed Thompson and is to be used as an addendum to the signed offer letter from Ross Technology Inc. that I sent to you on May 5, 1997. Ed has included in this addendum his response to you on the issues the two of you have discussed since May 5th.

--------------------------------------------------------------------------------

                 Addendum to the offer letter to Jack W. Simpson
                           From Ross Technology, Inc.
                                Dated May 5, 1997

Here is my addendum to your addendum. I do need to clarify a few points and I then think that we are there!

I have had some research done but, as you know, tax-based compensation elements get very complex and will take some time (i.e., weeks) to iron out to our joint satisfaction. I will refer you to Rob Zeitinger of Irell and Manella (310) 203-7505 who is doing the stock option work.

I will refer back to your original letter and subsequent e-mail:

        1.      Position - We have agreed that there is no Fujitsu guarantee.

        2. Bonus - We have agreed to percentages for FY98 to be mutually reset thereafter.

        3.      Equity -

                (a) You now understand that the number of shares must be authorized by the shareholders and cannot be pre-guaranteed. (Shareholder meeting is scheduled for August 12, 1997).

                (b) I will confirm and clarify that the two 100,000 share grants referenced in (a) and (c) of the offer letter can be designated by you up front as either restricted or non-qualified options and are both at $0.05 per share with the same vesting schedule. NOTE: Our counsel believes you are better off with restricted shares as you can defer tax payments until vesting with a section 83b election or pay the taxes up front at presumably the lowest spread and start the capital gains period. Again it is your decision. In either election, ROSS takes an expense P&L hit up front, we believe.

                (c) I committed to provide the flexibility of trading stock for the payment of withholding taxes given it was already in the plan and, if not, to consider the inclusion in a modification to the plan in the future, given the company's cash availability. I may have missed a subtlety here in that my reference to this provision was "not uncommon" as it relates to owned or vested stock. I did not intend that this feature be to, in effect, accelerate vesting of your option position. If that was your request, I apologize for my misunderstanding. Again, any provision is open to the Human Resources Committee for future inclusion, but accelerating vesting was not my intent.

                (d) S-8 Registration - I reiterate my comment to provide this feature given no excessive cost to the company. My preliminary research ranged from "small incremental" expense to "excessive" expense.

        4. Termination Without Cause - We have agreed that the performance shares will not be accelerated. You proposed a new consideration that, following termination without cause, if the stock price was $7.50 above the price on your hire date, that we continue to fund your deferred annuity for twenty four months minimum from your hire date. If that is the last negotiation/concession point I will agree.

        5. Insurance - We have agreed to replace the current SFA "split dollar plan". We will provide "other flexibility" given no substantial excess cost. We will work with the William Mercer Company to select the most practical plan for you and ROSS.

        6. Benefits - We have agreed on four weeks vacation in 1997. According to our benefits manager, if there is a pre-existing medical condition, there is an option that will provide coverage.

        7. Change of Control - We agreed to study your request and recommend approval of changes to the plan if deemed reasonable. The above would include terms as well as provisions and must be approved by the shareholders. I might add that I have subsequently been made aware of "golden parachute" issues that adversely affect you and the company during a change of control and fully protecting you (e.g., tax gross up) would not be deemed reasonable, in my view.

        8.      Other -

                (a) Agreed that you won't be transferred without your consent.

                (b)     D&O and indemnity will be provided.

                (c) Annuity Funding - Agreed to double fund the first quarterly payment.

                (d)     No Fujitsu guarantee.

                (e) Death Benefit Vesting - If it is already in the plan, fine. If not the provision will be considered later.

Please sign the offer letter and this letter and we will have a binding agreement. I look forward to seeing you on May 27th.

Please note that the offer is extended to be valid through May 16, 1997, and the start date is May 27, 1997.


Ross Technology, Inc.                                     Accepted By:



By: /s/ Fred T. May                                       /s/ Jack W. Simpson
   -----------------------                                ---------------------
        FRED T. MAY                                       JACK W. SIMPSON
President, Chairman & CEO

                                                                       5/14/97